EXHIBIT 3.1

                           RCG COMPANIES INCORPORATED

                   CERTIFICATE OF DESIGNATION OF PREFERENCES,
                             RIGHTS AND LIMITATIONS
                                       OF
              SERIES B 6% REDEEMABLE PARTICIPATING PREFERRED STOCK

                         PURSUANT TO SECTION 151 OF THE
                        DELAWARE GENERAL CORPORATION LAW

         The undersigned, Michael Pruitt, Chief Executive Officer and Melinda Morris Zanoni, Secretary, do hereby certify that:

              1. They are the President and Secretary, respectively, of RCG Companies Incorporated, a Delaware corporation (the "Corporation").

              2. The Corporation is authorized to issue 10,000,000 shares of preferred stock, 6,000 of which have been designated Series A 6% Convertible Preferred Stock.

              3. The following resolutions were duly adopted by the Board of
Directors:

         WHEREAS, the Certificate of Incorporation of the Corporation provides for a class of its authorized stock known as preferred stock, comprised of 10,000,000 shares, $0.01 par value, issuable from time to time in one or more series;

         WHEREAS, the Board of Directors of the Corporation is authorized to fix the dividend rights, dividend rate, voting rights, conversion rights, rights and terms of redemption and liquidation preferences of any wholly unissued series of preferred stock and the number of shares constituting any Series and the designation thereof, of any of them; and

         WHEREAS, it is the desire of the Board of Directors of the Corporation, pursuant to its authority as aforesaid, to fix the rights, preferences, restrictions and other matters relating to a series of the preferred stock, which shall consist of up to 3,000,000 shares of the preferred stock which the corporation has the authority to issue, as follows:

         NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby provide for the issuance of a series of preferred stock pursuant to the Merger Agreement and does hereby fix and determine the rights, preferences, restrictions and other matters relating to such series of preferred stock as follows:

                            TERMS OF PREFERRED STOCK

         Section 1. Designation, Amount and Ranking. The series of preferred stock shall be designated as its Series B 6% Redeemable Participating Preferred Stock (the "Preferred Stock") and the number of shares so designated shall be 3,000,000 (which shall not be subject to increase without the consent of the holders of a majority of the outstanding Preferred Stock (each, a "Holder" and collectively, the "Holders")). Each share of Preferred Stock shall have a stated value equal to $8.18 (the "Stated Value"). Capitalized terms not otherwise defined herein shall have the meaning given such terms in Section 8 hereof.


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         Section 2. Dividends.

                  (a) Holders shall be entitled to receive and the Corporation shall pay, cumulative dividends at the rate per share (as a percentage of the Stated Value per share) of 6% per annum from the Original Issue Date, payable annually beginning with January 31, 2006 and at the Conversion Time pursuant to the terms hereunder (except that, if such date is not a Trading Day, the payment date shall be the next succeeding Trading Day) ("Dividend Payment Date"); provided, however if the Preferred Stock is converted into Common Stock pursuant to Section 5(a) hereof before 270 days have lapsed from the Effective Time under the Merger Agreement then no dividend will be due or payable. The form of dividend payments to each Holder shall be made at the option of the Company either in cash or additional Shares of Preferred Stock with a Stated Value equal to the amount of dividend being paid. Dividends on the Preferred Stock shall be calculated on the basis of a 360-day year, shall accrue daily commencing on the Original Issue Date, and shall be deemed to accrue from such date whether or not earned or declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. Except as otherwise provided herein, if at any time the Corporation pays dividends partially in cash and partially in shares, then such payment shall be distributed ratably among the Holders based upon the number of shares of Preferred Stock held by each Holder. Any dividends, whether paid in cash or shares, that are not paid within fifteen Trading Days following a Dividend Payment Date shall continue to accrue and shall be in default.

                  (b) So long as any Preferred Stock shall remain outstanding, neither the Corporation nor any subsidiary thereof shall redeem, purchase or otherwise acquire directly or indirectly either (i) any Junior Securities or Parity Securities, or (ii) Senior Securities other than the Corporation's Series A 6% Convertible Preferred Stock in accordance with the terms thereof as in effect on November 30, 2004 or other Senior Securities that are issued, if any, after the Effective Time under the Merger Agreement with the consent of the Holders of the Preferred Stock or with Preferred Director Approval ("Approved Senior Securities"). So long as any Preferred Stock shall remain outstanding, neither the Corporation nor any subsidiary thereof shall directly or indirectly pay or declare any dividend or make any distribution (other than a dividend or distribution in Common Stock described in Section 5(b)) upon, nor shall any distribution be made in respect of, any Junior Securities, nor shall any monies be set aside for or applied to the purchase or redemption (through a sinking fund or otherwise) of any
         (i) Junior Securities or Parity Securities or (ii) Senior Securities other than Approved Senior Securities.

                  (c) The Corporation acknowledges and agrees that the capital of the Corporation (as such term is used in Section 151 of the General Corporation Law of Delaware) in respect of the Preferred Stock and any future issuances of the Corporation's capital stock shall be equal to the aggregate par value of such Preferred Stock or capital stock, as the case may be, and that, on or after the date of the Merger Agreement, it shall not increase the capital of the Corporation with respect to any shares of the Corporation's capital stock issued and outstanding on such date. The Corporation also acknowledges and agrees that it shall not create any special reserves under Section 171 of the General Corporation Law of Delaware without the prior written consent of each Holder.


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         Section 3. Voting Rights.

                  (a) Except as otherwise provided herein and as otherwise required by law, the Preferred Stock shall have no voting rights. Except as expressly required under Delaware Law, on any matter on which holders of shares of Preferred Stock shall be entitled to vote, they shall be entitled to one vote per share, voting as a single class, and any consent, approval or action to be taken by the Preferred Stock shall require the consent or approval of a majority of the shares of the outstanding Preferred Stock.

                  (b) So long as any shares of Preferred Stock are outstanding, the Corporation shall not, without the written consent or affirmative vote at a meeting called for that purpose of the holders of a majority of the shares of Preferred Stock then outstanding, amend, alter or repeal, whether by merger, consolidation, combination, reclassification or otherwise, the Certificate of Incorporation, as may be amended or restated to date, or any Certificate of Designation or Bylaws of the Corporation or of any provision thereof (including the adoption of a new provision thereof) which would result in an alteration or circumvention of the voting powers, designation and preferences and relative participating, optional and other special rights, and qualifications, limitations and restrictions of the Preferred Stock.

                  (c) So long as any shares of Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of the Holders of the shares of the Preferred Stock then outstanding, (i) alter or change adversely the powers, preferences or rights given to the Preferred Stock or alter or amend this Certificate of Designation, (ii) authorize or create any (A) Senior Securities other than Senior Securities for the acquisition of any business including the Merger, on terms approved by a Preferred Director Approval, (B) Parity Securities, or (C) any Junior Securities other than Common Stock, (iii) amend its certificate of incorporation except to decrease the authorized Common Stock (but not below an amount required to be maintained under Section 10(b) hereof), (iv) increase the authorized number of shares of Preferred Stock or the number of shares of the Company Series A 6% Convertible Preferred Stock, (v) unless authorized by a Preferred Director Approval, create, incur, assume, maintain or permit to exist, except as may be in existence at the Effective Time under the Merger Agreement, any long-term debt or any short-term debt for borrowed money other than under lines of credit existing on November 30, 2004 (which amounts permitted or drawn thereunder shall not be increased), or relating to purchase money security interests or obligations as a lessee under leases recorded as capital leases, each as incurred in the ordinary course of business and in amounts less than $25,000; (vi) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person other than a subsidiary of the Company; or (vii) make any loans, advances or capital contributions to, or investments in, any other Person other than a subsidiary of the Company; (viii) authorize, recommend, propose or announce an intention to authorize, recommend or propose, or enter into any agreement in principle or an agreement with respect to, any (A) plan of liquidation or dissolution, (B) unless authorized by a Preferred Director Approval, acquisition of an amount of assets or securities in excess of $500,000, (C) unless authorized by a Preferred Director Approval, disposition of assets or securities in amounts greater than $500,000, or (D) unless authorized by a Preferred Director Approval, merger or combination to which the Company or any subsidiary of the Company is a party, (ix) unless authorized by a Preferred Director Approval, engage in any unusual or novel method of transacting business or change any accounting procedure or practice or its financial structure; or (x) enter into any agreement with respect to the foregoing. Notwithstanding the foregoing, in no event shall the consent of the Holders or a Preferred Director Approval be required for the issuance of any Common Stock which is issuable upon exercise or conversion of warrants, options or convertible securities that are outstanding at the Effective Time under the Merger Agreement or that are otherwise permitted to be issued in connection with transactions authorized pursuant to the foregoing provision.


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

                  (d) The consent or votes required in Sections 3(b) and 3(c) above shall be in addition to any approval of stockholders of the Corporation which may be required by law or pursuant to any provision of the Corporation's certificate of incorporation or bylaws.

                  (e) At the Effective Time under the Merger Agreement, the Directors shall be constituted and established pursuant to the Merger Agreement and the holders of shares of Preferred Stock, voting as a single class, shall be entitled to elect three directors to serve on the Board of Directors at any annual meeting of stockholders or special meeting held in place thereof, or at a special meeting of the holders of the Preferred Stock called as hereinafter provided. If a vacancy shall exist in the office of a director elected by the holders of Preferred Stock, a proper officer of the Corporation may, and upon the written request of the holders of record of at least twenty-five percent (25%) of the shares of Preferred Stock then outstanding to the Secretary of the Corporation shall, call a special meeting of the holders of Preferred Stock, for the purpose of electing the director which such holders are entitled to elect. If such meeting shall not be called by proper officer of the Corporation within twenty (20) days after personal service of said written request upon the Secretary of the Corporation, or within twenty (20) days after mailing the same within the United States by certified mail, addressed to the Secretary of the Corporation at its principal executive offices, then the holders of at least twenty-five percent (25%) of the outstanding shares of Preferred Stock may designate in writing one of their number to call such meeting at the expense of the Corporation, and such meeting may be called by the person so designated upon the notice required for the annual meeting of stockholders of the Corporation and shall be held at the place for holding the annual meetings of stockholders. Any holder of Preferred Stock so designated shall have, and the Corporation shall provide, access to the lists of stockholders to be called pursuant to the provisions thereof.

         Section 4. Liquidation. Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (a "Liquidation"), the Holders shall be entitled to receive out of the assets of the Corporation, whether such assets are capital or surplus, for each share of Preferred Stock an

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

amount equal to the greater of (i) Stated Value per share plus any accrued and unpaid dividends thereon and any other fees owing thereon before any distribution or payment shall be made to the holders of any Junior Securities, or (ii) the Participating Value per Share (the greater of the two being "Liquidation Value"), and if the assets of the Corporation shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the Holders shall be distributed among the Holders ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. The Corporation shall mail written notice of any such Liquidation, not less than 45 days prior to the payment date stated therein, to each record Holder.

Section 5. Conversion.

         (a) Automatic Conversion to Common Stock.

                  (i) If a Stockholder Approval Event shall occur and the Equity Conditions are satisfied, or with the consent of the Holders waived, each outstanding share of Preferred Stock, and fractions thereof, shall automatically and immediately convert, into the Conversion Ratio number of shares of Common Stock and (ii) unless the conversion has occurred within 270 days of the Original Issue Date, any right to obtain any then accrued but unpaid dividends on each share of Preferred Stock shall be due and payable. After such conversion, upon surrender to the Corporation for cancellation of a certificate previously representing outstanding shares of Preferred Stock, together with instruments of transfer in form satisfactory to the Corporation, the holder of such certificate shall be entitled to receive in exchange therefor a certificate representing the number of shares of Common Stock equal to the Conversion Ratio multiplied by the number of shares of Preferred Stock previously represented by the surrendered certificate plus payment of any accrued and unpaid dividend (payable at the option of the Company either in cash or Common Stock valued at the VWAP as of the Conversion Time). Until so surrendered, each outstanding certificate that, prior to the time of the conversion of the Preferred Stock into Common (the "Conversion Time"), represented outstanding shares of Preferred Stock will be deemed from and after the Conversion Time, for all corporate purposes, to evidence the ownership of the applicable number of shares of Common Stock.

                  (ii) Not later than ten Trading Days after a Holder has delivered to the Company its Preferred Stock Certificates for conversion or a certificate from the Holder attesting to the loss or destruction thereof and agreeing to indemnify the Company with respect to the replacement thereof (the "Share Delivery Date"), the Corporation shall deliver to the Holder (A) a certificate or certificates which, if the Effective Date has occurred, shall be free of restrictive legends and trading restrictions, except as may be applicable to any "Affiliate" of the Company (as defined under Rule 144 of the Securities and Exchange Commission) representing the number of shares of Common Stock being acquired upon the conversion of shares of Preferred Stock, and (B) a bank check in the amount of accrued and unpaid dividends (if the Corporation has elected or is required to pay accrued dividends in cash and is permitted to make such payment).

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

                  (iii) The Corporation's obligations to issue and deliver the Conversion Shares upon conversion of Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder or any other Person of any obligation to the Corporation or any violation or alleged violation of law by the Holder or any other person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to the Holder in connection with the issuance of such Conversion Shares.

                  (iv) Nothing herein shall limit a Holder's right to pursue actual damages for the Corporation's failure to deliver certificates representing shares of Common Stock upon conversion within the period specified herein and such Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief.

         (b) Conversion Ratio. (i) The conversion ratio shall equal ten (the "Conversion Ratio"), subject to the following adjustment. If the Corporation, at any time while the Preferred Stock is outstanding: (A) shall pay a stock dividend or otherwise make a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock, (B) subdivide outstanding shares of Common Stock into a larger number of shares, (C) combine (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or
         (D) issue by reclassification of shares of the Common Stock any shares of capital stock of the Corporation, then the Conversion Ratio shall be multiplied by a fraction of which the denominator shall be the number of shares of Common Stock Outstanding before such event and of which the numerator shall be the number of shares of Common Stock Outstanding after such event. Any adjustment made pursuant to this Section shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification.

                  (ii) All calculations under this Section 5(b) shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation, and the disposition of any such shares shall be considered an issue or sale of Common Stock. For purposes of this Section 5(b), the number of shares of Common Stock deemed to be outstanding (the "Common Stock Outstanding") as of a given date shall be the sum of the number of shares of Common Stock (excluding treasury shares, if any) issued and outstanding.



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


                  (iii) Whenever the Conversion Ratio is adjusted pursuant to this Section the Corporation shall promptly mail to each Holder, a notice setting forth the Conversion Ratio after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

         Section 6. Subscription Rights. If the Corporation, at any time while the Preferred Stock is outstanding, shall issue rights, options or warrants to all holders of Common Stock entitling them to subscribe for or purchase shares of Common Stock or, subject to approval by the Holders, other securities of the Company, then the Corporation shall issue to the Holders the same rights, options or warrants to which they would have been entitled had the Preferred Stock been converted into the Conversion Shares immediately before the date on which a record is taken for the grant, issuance or sale of such rights, options or warrants or if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such rights, options or warrants.

         Section 7. Redemption Upon Triggering Events.

                  (a) Upon the occurrence of a Triggering Event, the Holders shall (in addition to all other rights they may have hereunder or under applicable law) have the right, exercisable at the sole option of the Holders, to require the Corporation to redeem all of the outstanding Preferred Stock for a redemption price, in cash, equal to the Liquidation Value. The Liquidation Value shall be due and payable within 5 Trading Days of the date on which the notice for the payment therefor is provided by the Holders (the "Triggering Redemption Payment Date"). If the Corporation fails to pay the Liquidation Value hereunder in full pursuant to this Section on the date such amount is due in accordance with this Section, the Corporation will pay interest thereon at a rate of 12% per annum (or such lesser amount permitted by applicable law), accruing daily from such date until the Liquidation Value, plus all such interest thereon, is paid in full. For purposes of this Section, a share of Preferred Stock is outstanding until such date as the Holder shall have received the Liquidation Value plus all accrued but unpaid dividends or interest in cash.

                  (b) "Triggering Event" means the occurrence of any Change of Control Transaction or Fundamental Transaction to which the Holders have not given their prior consent, or a Bankruptcy Event (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body).

         Section 8. Definitions. For the purposes hereof, the following terms shall have the following meanings:

                  "Bankruptcy Event" means any of the following events: (a) the Corporation or any Significant Subsidiary (as such term is hereinafter defined) thereof commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction relating to the Corporation or any Significant Subsidiary thereof; (b) there is commenced against the Corporation or any


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         Significant Subsidiary thereof any such case or proceeding that is not dismissed within 60 days after commencement; (c) the Corporation or any Significant Subsidiary thereof is adjudicated insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered; (d) the Corporation or any Significant Subsidiary thereof suffers any appointment of any custodian or the like for it or any substantial part of its property that is not discharged or stayed within 60 days; (e) the Corporation or any Significant Subsidiary thereof makes a general assignment for the benefit of creditors; (f) the Corporation or any Significant Subsidiary thereof calls a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts; or (g) the Corporation or any Significant Subsidiary thereof, by any act or failure to act, expressly indicates its consent to, approval of or acquiescence in any of the foregoing or takes any corporate or other action for the purpose of effecting any of the foregoing. For purposes hereof Significant Subsidiary shall mean FS SunTours, Inc. and FareQuest Holdings, Inc., or their respective successors.

                  "Change of Control Transaction" means the occurrence after the date hereof of any of (a) an acquisition after the date hereof by an individual or legal entity or "group" (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of capital stock of the Corporation, by contract or otherwise) of in excess of 25% of the voting securities of the Corporation, or (b) a replacement at one time or within a one year period of more than one-half of the members of the Corporation's board of directors which is not approved by a majority of those individuals who are members of the board of directors named by FareQuest Holdings, Inc. immediately following the Effective Time of the Merger (or by those individuals who are serving as members of the board of directors on any date whose nomination to the board of directors was approved by a majority of the members of the board of directors named by FareQuest Holdings, Inc., immediately following the Effective Time of the Merger, or (c) the execution by the Corporation of an agreement to which the Corporation is a party or by which it is bound, providing for any of the events set forth above in (a) or (b).

                  "Commission" means the Securities and Exchange Commission.

                  "Common Stock" means the Corporation's common stock, par value $0.04 per share, and stock of any other class into which such shares may hereafter have been reclassified or changed.

                  "Common Stock Outstanding" shall have the meaning set forth in
Section 5(b)(ii).

                  "Conversion Shares" means, collectively, the shares of Common Stock into which the shares of Preferred Stock are convertible in accordance with the terms hereof.

                  "Conversion Shares Registration Statement" means a registration statement that meets the requirements of the Registration Rights Agreement and registers the resale of all Conversion Shares by the Holder, who shall be named as a "selling stockholder" thereunder, all as provided in the Registration Rights Agreement.



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                  "Dividend Payment Date" shall have the meaning set forth in
Section 2(a).

                  "Effective Date" means the date that the Conversion Shares Registration Statement is declared effective by the Commission.

                  "Equity Conditions" Unless waived by the Holders of the Preferred Stock as to a particular event (which waiver shall apply only to such event), as of such event date, the following conditions have been met: (i) there is an effective Conversion Shares Registration Statement pursuant to which the Holders are permitted to utilize the prospectus thereunder to resell all of the Conversion Shares issued to the Holders and all of the Conversion Shares as are issuable to the Holders upon conversion in full of the Preferred Stock or the Conversion Shares are available for resale under Rule 144(k) (and the Corporation believes, in good faith, that such effectiveness will continue for the foreseeable future), (iii) the Common Stock is listed for trading on the Trading Market, (iv) all amounts owing including dividends in respect of the Preferred Stock shall have been paid or will, concurrently with the issuance of the Conversion Shares, be paid;
         (v) there is a sufficient number of authorized but unissued and otherwise unreserved shares of Common Stock for the issuance of all the Conversion Shares as are issuable to the Holder upon conversion in full of the Preferred Stock; and (vi) no Triggering Event has occurred and is continuing.

                  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

                  "Fundamental Transaction" means the occurrence after the date hereof of any of (a) the Corporation effects any merger or consolidation of the Corporation or a subsidiary with or into another Person, in which the Corporation is not the surviving entity, or the Corporation's then existing shareholders will own less than 51% of the surviving entity or less than 51% of its stock which is entitled to ordinarily elect its directors (b) the Corporation effects any sale of all or substantially all of its assets in one or a series of related transactions, (c) any tender offer or exchange offer (whether by the Corporation or another Person) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, the result of which to the Corporation's shareholders at such time own less than 51% of the shares of Common Stock of the Corporation, or (d) the Corporation effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property.

                  "Holder" shall have the meaning given such term in Section 1 hereof.

                  "Junior Securities" means the Common Stock and a class or series of stock to which the Holders of the Preferred Stock shall be entitled by the terms thereof to receipt of dividends and amounts distributed upon liquidation, dissolution or winding up in preference or priority to the holders of shares of such class or series, (including, but not limited to preferences as to payment of dividends or other amounts distributable upon liquidation).



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                  "Merger Agreement" means the Agreement and Plan of Merger, dated as of November 30, 2004, as amended, by among FareQuest Holdings, Inc., William A. Goldstein, the Corporation, and WTI Acquisition, Inc.

                  "Original Issue Date" shall mean the date of the first issuance of any shares of the Preferred Stock regardless of the number of transfers of any particular shares of Preferred Stock and regardless of the number of certificates which may be issued to evidence such Preferred Stock, and shall be the day of the Effective Time under the Merger Agreement with regard to the shares first issued in connection with the merger thereunder.

                  "Parity Securities" means a class or series of stock for which the holders of the Preferred Stock and of such class or series of stock shall be entitled by the terms thereof to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, or both, in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences (including, but not limited to preferences as to payment of dividends or other amounts distributable upon liquidation), without preference or priority one over the other and such class of stock or series is not a class of Senior Securities.

                  "Person" means a corporation, an association, a partnership, an organization, a business, an individual, a government or political subdivision thereof or a governmental agency.

                  "Preferred Director Approval" means approval by a majority of the Directors named by FareQuest Holdings, Inc. under the Merger Agreement or elected by the Holders.

                  "Registration Rights Agreement" means the Registration Rights Agreement, dated as of the Effective Time under the Merger Agreement, to which the Corporation and the original Holders are parties, as amended, modified or supplemented from time to time in accordance with its terms.

                  "Securities Act" means the Securities Act of 1933, as amended.

                  "Senior Securities" means any class or series of stock of the Corporation if the holders of such class or series shall be entitled by the terms thereof to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding up, in preference or priority to the holders of Preferred Stock.

                  "Stockholder Approval Event" means the approval by the stockholders of the Corporation of the issuance of the Conversion Shares and the Conversion of the Preferred Stock into the Conversion Shares pursuant to Section 5 hereof.

                  "Trading Day" shall mean any day during which the Trading Market shall be open for business.

                  "Trading Market" means the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the American Stock Exchange, the New York Stock Exchange, the Nasdaq National Market or the Nasdaq SmallCap Market.



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                  "Triggering Event" shall have the meaning set forth in Section
7(b).

                  "VWAP" means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a principal market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Principle Market on which the Common Stock is then listed or quoted as reported by Bloomberg Financial L.P. (based on a Trading Day from 9:30 a.m. Eastern Time to 4:02 p.m. Eastern Time);
         (b) if the Common Stock is not then listed or quoted on a principal market and if prices for the Common Stock are then quoted on the OTC Bulletin Board, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the OTC Bulletin Board; (c) if the Common Stock is not then listed or quoted on the OTC Bulletin Board and if prices for the Common Stock are then reported in the "Pink Sheets" published by the National Quotation Bureau Incorporated (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported; or (c) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Holders and reasonably acceptable to the Company.

                  "Participating Value" means, the Fair Value of the Common Stock multiplied by the number of shares of Common Stock into which the Preferred Stock outstanding as of any determination date are convertible, assuming such shares were convertible at such time, plus any remaining Additional RCG Shares (as defined in the Merger Agreement) which upon conversion of the then remaining Series A 6% Convertible Preferred Stock would be issued pursuant to the terms of the Merger Agreement following such date of determination.

                  "Participating Value per Share" means, the Participating Value divided by the number of shares of Preferred Stock outstanding.

                  "Fair Value of Common Stock" means, the highest of the following:

                  (1) If applicable the highest per share price (including commissions, transfer taxes and soliciting dealers fees) paid by the Interested Stockholder in acquiring any shares of Common Stock;

                  (2) the VWAP per share of Common Stock on the Announcement Date;

                  (3) the VWAP per share of Common Stock on the Determination Date.

                  "Announcement Date" means, the date of the first public announcement of the terms of the transaction or proposal which will constitute the Change of Control Transaction or the Fundamental Transaction.



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

                  "Determination Date" means, the date on which a Change of Control Transaction occurs (including the date on which the Interested Stockholder becomes an Interested Stockholder) or a Fundamental Transaction is consummated.

                  "Interested Stockholder" means the party or parties described in clause (a) of the definition of "Change of Control Transaction".

                  The respective definitions of Senior Securities, Junior Securities and Parity Securities shall also include any rights or options exercisable or exchangeable for or convertible into any of the Senior Securities, Junior Securities or Parity Securities.

         Section 9. Fundamental Transactions. If a Fundamental Transaction occurs, then upon any subsequent conversion of shares of Preferred Stock, the Holder shall have the right to receive, for each Conversion Share that would have been issuable upon such conversion absent such Fundamental Transaction, the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of the Conversion Shares into which such Preferred Stock is convertible under Section 5 hereof (the "Alternate Consideration"). If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of shares of Preferred Stock following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Corporation or surviving entity in such Fundamental Transaction shall issue to the Holder new preferred stock consistent with the foregoing provisions and evidencing the Holder's right to convert such preferred stock into Alternate Consideration. The terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this Section 9 and insuring that the Preferred Stock (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction.

         Section 10. Miscellaneous.

                  (a) Without in any way limiting the approval rights of the Holders otherwise provided under this Certificate of Designation, if
         (i) the Corporation shall declare a dividend (or any other distribution) on the Common Stock, (ii) the Corporation shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (iii) the Corporation shall authorize the granting to all holders of Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (iv) the approval of any stockholders of the Corporation shall be required in connection with any Fundamental Transaction or Change of Control Transaction, or (v) the Corporation shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation; then the Corporation shall file a press release or Current Report on Form 8-K to disclose such occurrence and notify the Holders at their last addresses as they shall appear upon the stock books of the Corporation, at least 20 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which any such Fundamental Transaction or Change of Control Transaction is expected to become effective or close, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their Common Stock for securities, cash or other property deliverable upon any such Fundamental Transaction or Change of Control Transaction

                  (b) The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock solely for the purpose of issuance upon conversion of Preferred Stock, each as herein provided, free from preemptive rights or any other actual contingent purchase rights of persons other than the Holders, not less than such number of shares of Common Stock as shall be issuable upon the conversion of all outstanding shares of Preferred Stock. The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly and validly authorized, issued and fully paid and nonassessable.

                  (c) Upon a conversion hereunder the Corporation shall not be required to issue stock certificates representing fractions of shares of Common Stock, but may if otherwise permitted, make a cash payment in respect of any final fraction of a share based on the VWAP at such time. If any fraction of a Conversion Share would, except for the provisions of this Section, be issuable upon a conversion hereunder, the Corporation shall at its option either pay an amount in cash equal to the VWAP immediately prior to the applicable conversion multiplied by such fraction or round up to the next whole share.

                  (d) The issuance of certificates for Common Stock on conversion of Preferred Stock shall be made without charge to the Holders thereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder of such shares of Preferred Stock so converted.

                  (e) Any and all notices or other communications or deliveries to be provided by the Holders of the Preferred Stock hereunder, including, without limitation, any Conversion Notice, shall be in writing and delivered personally, by facsimile or sent by a nationally recognized overnight courier service, addressed to the attention of the Chief Financial Officer of the Corporation addressed to WILLIAM HODGE, FAX NUMBER: (704) 366 5056 or to such other address or facsimile number as shall be specified in writing by the Corporation for such purpose. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by facsimile or sent by a nationally recognized overnight courier service, addressed to each Holder at the facsimile telephone number or address of such Holder appearing on the books of the Corporation, which address shall initially be the address of such Holder set forth on the Company's records, or such other address as the Corporation or a Holder may designate by ten days advance written notice to the other parties hereto. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section prior to 5:00 p.m. (New York City time) (with confirmation of transmission), (ii) the date after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section later than 5:00 p.m. (New York City time) on any date and earlier than 11:59 p.m. (New York City time) on such date (with confirmation of transmission), (iii) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, (iv) one day after deposit with a nationally recognized overnight courier service, specifying next day delivery, with written verification of service, or
         (v) upon actual receipt by the party to whom such notice is required to be given.

                   * * * * * * * * * * * * * * * * * * * * * *

         RESOLVED, FURTHER, that the Chairman, the president or any vice-president, and the secretary or any assistant secretary, of the Corporation be and they hereby are authorized and directed to prepare and file a Certificate of Designation of Preferences, Rights and Limitations in accordance with the foregoing resolution and the provisions of Delaware law.

         IN WITNESS WHEREOF, the undersigned have executed this Certificate this ___ day of __________ 2005.


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Name:                                                         Name:
Title:                                                        Title:







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